Exhibit 4.11

English Translation for information purposes only

NOVATION AGREEMENT TO MODIFY, WITHOUT TERMINATION, A EURO
MULTI-BORROWER CREDIT FACILITY DATED 6 MAY 1999

In Madrid, on 13 February 2003.

BETWEEN

Of the one part,

CABLEUROPA, S.A.U., a company with registered address at calle Basauri, Urbanización La Florida, Aravaca, Madrid, recorded at the Mercantile Registry of Madrid, in tome 9,174, folio 38, section 8, under number 147,606, holding Fiscal Identification Code A-48514343, represented by Mr Eugenio Galdón, as representative of MULTITEL HOLDINGS, S.L., President of the Board of Directors, and Mr Richard David Alden, in his condition as Managing Director (hereinafter, “Cableuropa”).

VALENCIA DE CABLE, S.A., a company with registered address at Gremis, 12, Polígono Industrial Vara de Quart, Valencia, recorded at the Mercantile Registry of Valencia, in tome 5,479, folio 4, section 8, under number 47,567, holding Fiscal Identification Code no. A-81237307, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia”).

MEDITERRÁNEA SUR SISTEMAS DE CABLE, S.A., a company with registered address at Carretera de Ocaña, 15, Alicante, recorded at the Mercantile Registry of Alicante, in tome 1,855, folio 14, section 8, and number 34,967 and holding Fiscal Identification Code no. A-81238413, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia Sur”).

MEDITERRÁNEA NORTE SISTEMAS DE CABLE, S.A., a company with registered address at Hermanos Bou, 16, Castellón de la Plana, recorded at the Mercantile Registry of Castellón, in tome 813, folio 165, section 8, under number 10,448, holding Fiscal Identification Code no. A-81237869, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia Norte”).

REGIÓN DE MURCIA DE CABLE, S.A., a company with registered address at Avenida Juan Carlos I, s/n, Edificio Torre de Cristal, Polígono Industrial Espinardo, Murcia, recorded at the Mercantile Registry of Murcia, in tome 1,038, folio 81, section 8, under number 19,469, holding Fiscal Identification Code no. A-30464853, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Murcia”).

UNIVERTEL COMUNICAÇÔES UNIVERSAIS, S.A., a Portuguese company with registered address at Avda. Joao Crisóstomo, 18, 3ª, 3ESQ, Lisbon, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Univertel”).

HYDRA SERVICIOS DE ATENCIÓN AL CLIENTE, S.A., a company with registered address at c/ Gremis, 4, Polígono Industrial Vara de Quart, Valencia, recorded at the Mercantile Registry of Valencia, in tome 6,605, folio 51, under number V-71374, holding Fiscal Identification Code no. A-96967914, represented by CABLEUROPA, S.A.U. in its capacity as Sole Manager, which is represented by Mr Richard David Alden (hereinafter, “Hydra”)

(Hereinafter, all of them shall be jointly referred to as the “Borrowers” and individually as the “Borrower”).

And of the other part,

ONO FINANCE Plc, a company with registered address at 200 Aldersgate Street, EC1A 4JJ London, represented by Mr [...], acting as Director, by virtue of the powers conferred upon him in resolutions adopted by the Board of Directors on 12 February, 2003 (hereinafter, “Ono Finance” or the “Lender”).

THEY STATE

I.-       That on 6 may 1999, the Borrowers (which included the companies Huelva de Cable y Televisión, S.A., Cádiz de Cable y Televisión, S.A., Cable y Televisión de El Puerto, S.A., Cable y Televisión de Andalucía, S.A., Corporación Mallorquina de Cable, S.A., Albacete Sistemas de Cable, S.A., Santander de Cable, S.A. and TDC Sanlúcar, S.A. (even if Santander de Cable, S.A. and TDC Sanlúcar, S.A. became Borrowers on a subsequent date) which were absorbed by Cableuropa, the universal successor of all of the companies’ rights and obligations) and Ono Finance executed a subordinated multi-borrower credit facility (the “Original Facility”), whereby the Borrowers received from Ono Finance a facility for a maximum of 123,071,054.35 Euros, undertaking to pay to Ono Finance upon any payment or prepayment of principal made by the Borrowers under the Original Facility, apart from the principal, 1,928,945.65 Euros as a maintenance and repayment fee, the aggregate being 125,000,000.

II.-       That the purpose of the Original Facility was to lend the Borrowers the funds obtained by Ono Finance with the Issue of Euro Bonds (as this term is defined in the Original Facility), which was carried out on the same date as the Original Facility.

III.-                             That on today’s date the Borrowers (each one as described below) have sold and handed over to Ono Finance certain Euro Bonds (as this term is defined in the Original Facility) for a total nominal amount of 79.372.000 Euros, a sale for which the consideration agreed upon was Ono Finance’s cancellation of said Euro Bonds and the corresponding decrease in the principal and in the maintenance and repayment fee of the Original Facility.

The nominal amounts of the Euro Bonds sold and handed over by each of the Borrowers to Ono Finance are as follows:

Cableuropa:	65.196.000 Euros

Valencia:	3.000.000 Euros

Valencia Sur:	4.801.000 Euros

Valencia Norte:	3.750.000 Euros

Murcia:	2.625.000 Euros

Univertel	0 Euros

Hydra	0 Euros

Total	79.372.000 Euros

IV.-      That as a result of the foregoing, the parties have decided to execute the present novation agreement to modify, without termination, the Original Facility (hereinafter, the “Agreement”) which shall be governed by the following

CLAUSES

1.                                     INTERPRETATION

The terms and expressions which appear in the present Agreement in capital letters and which have not been assigned a specific meaning herein, shall be construed in the same way as in the Original Facility.

2.       MODIFICATION OF THE LOAN AMOUNT AND OF THE MAINTENANCE AND REPAYMENT FEE

2.1      Due to the cancellation of the Euro Bonds sold and handed over by the Borrowers to Ono Finance, the principal amount of the Original Facility shall be, as from today, 44,923,888 Euros.

As a result of said cancellation, the maintenance and repayment fee agreed in Clause 19.2 of the Original Facility shall be proportionally reduced and shall be, as from today, 704,112 Euros.

2.2      The new Maximum Facility, which is available in its entirety, and the maintenance and repayment fee agreed in Clause 19.2 of the Original Facility, shall be distributed among each of the Borrowers as follows:

	Comisión de Mantenimiento y Reembolso	Importe Máximo Acreditado	Total

Cableuropa	60,646 Euros	3,869,354 Euros	3,930,000 Euros

Valencia	136,184 Euros	8,688,816 Euros	8,825,000 Euros

Valencia Sur	217,878 Euros	13,901,122 Euros	14,119,000 Euros

Valencia Norte	170,241 Euros	10,861,759 Euros	11,032,000 Euros

Murcia	119,163 Euros	7,602,837 Euros	7,722,000 Euros

Univertel	0 Euros	0 Euros	0 Euros

Hydra	0 Euros	0 Euros	0 Euros

Total	704,112 Euros	44,923,888 Euros	45,628,000 Euros

3.                                     FEES

By way of intermediary fee to remunerate ONO Finance (Holdings) Limited for enabling the transaction to proceed, the Borrowers shall pay to ONO Finance (Holdings) Limited the fees set out in a letter from ONO Finance (Holdings) Limited dated as of the date hereof.

4.                                     VALIDITY OF THE TERMS NOT MODIFIED

The parties expressly declare that the terms agreed in the Original Facility, which have not been modified herein, shall be fully valid.

5.                                     LAW

The present Agreement shall be governed and interpreted according to Spanish law.

6.                                     JURISDICTION

Each of the parties to the present Agreement submits itself irrevocably to the exclusive jurisdiction of the Courts and Tribunals of the city of Madrid for the examination and resolution of any claim that might arise from the fulfilment or interpretation of the present Agreement, expressly waiving any other jurisdiction which might otherwise correspond thereto.

In witness whereof, the present Agreement is drawn up and signed on 8 original copies.

[SIGNATURES]